UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2012

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(d) On March 1, 2012, upon recommendation of the Nominating and Corporate Governance Committee of the Board of Directors of Idenix Pharmaceuticals, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) elected Michael S. Wyzga to the Board and elected Thomas Hodgson, a current member and Lead Director of the Board and former President and Chief Operating Officer of Abbott Laboratories, to serve as Chairman of the Board. Mr. Wyzga will also serve as Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board. Mr. Wyzga is currently president, chief executive officer and a director of Radius Health, Inc. a biopharmaceutical company focused on developing new therapeutics for the treatment of osteoporosis and other women’s health conditions.

Mr. Wyzga will be entitled to cash and equity compensation for his services on the Board in accordance with the Company’s director compensation policies, as described under the heading “Director Compensation” in the proxy statement for our 2011 annual meeting of stockholders, as filed with the Securities and Exchange Commission on April 25, 2011.

On March 1, 2012, the Company issued a press release announcing the election of Mr. Wyzga to the Board and the election of Mr. Hodgson to Chairman of the Board. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 and incorporated by reference herein.

(e) At a meeting of the Compensation Committee (the “Committee”) of the Company’s Board held on February 29, 2012, the Committee authorized the payment of annual bonus and equity awards to the Company’s executive officers (other than Ronald C. Renaud, Jr., the Company’s President and Chief Executive Officer) identified below for services rendered during the year ended December 31, 2011.

Additionally, the Committee approved annual base salaries and targets for cash bonus and equity incentives for 2012 for each of these executive officers. The Committee proposed a recommendation to the Company’s Board regarding Mr. Renaud’s annual bonus and equity awards for services rendered during 2011 and his base salary and targets for cash bonus and equity incentives for 2012.

At a subsequent meeting of the Board held on March 1, 2012, the Board authorized the payment of an annual bonus award and the grant of the equity award to Mr. Renaud for services rendered during the year ended December 31, 2011 and approved his annual base salary and targets for cash bonus and equity incentives for 2012 based upon the Committee’s recommendation.

The Committee and the Board’s respective determinations were made following a comprehensive review of the level of achievement of both corporate and individual performance goals for the year ended December 31, 2011.

Identified below is the 2011 cash bonus award and 2012 annual base salary, target cash bonus and equity incentive data with respect to each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K). For each named executive officer, the 2011cash bonus was based on the Company’s performance of corporate goals related to preclinical, clinical, regulatory and financial targets. In addition to these corporate goals, which were applicable to all of the Company’s executive officers, individual performance goals specific to executive officers were also considered.

Each executive officer named below is a party to a written employment arrangement with the Company. These agreements and arrangements have been filed as exhibits to the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. These arrangements provide for the annual payment of bonuses in a range from zero to 200% of the target bonus amount, dependent upon achievement of the previously determined performance goals. The bonus targets for each officer were established in the respective employment arrangements. To the extent that such bonus targets increase, the newly increased bonus target amount becomes the minimum bonus target amount for all future periods remaining during the term of the employment arrangement. The Committee may, in its discretion, review the target bonus and target option award for the executive officers named below at any time during the calendar year.

	2011			2012
Named Executive Officer	Cash Bonus	Option Grant (shares)(1)		Base Salary	Target Bonus (% of base salary)	Target Option Award (shares)
Ronald C. Renaud, Jr. President and Chief Executive Officer	$300,000	375,000	(2)	$530,000	60%	350,000
Daniella Beckman(3) Senior Vice President, Chief Financial Officer and Treasurer	84,000	100,000	(4)	300,000	35%	85,000
Douglas Mayers Executive Vice President and Chief Medical Officer	210,000	125,000	(4)	364,000	50%	120,000
David Standring(5) Executive Vice President and Chief Scientific Officer	170,625	125,000	(4)	340,000	50%	120,000
Maria Stahl Senior Vice President, General Counsel	110,250	100,000	(4)	315,000	35%	100,000

(1)	The options have been granted pursuant to our stock incentive plans and are evidenced by stock option agreements that been approved by the Committee. The terms and conditions of these awards are substantially consistent with those granted to other employees of the Company. These terms and conditions are set forth in the employment agreements or arrangements between the Company and the respective officer.
(2)	The option vests in 48 equal monthly installments beginning on March 31, 2012.
(3)	Ms. Beckman was promoted to Vice President Chief Financial Officer and Treasurer in June 2011. Prior to such appointment, she served as Interim Chief Financial Officer and Treasurer since October 2010. She was promoted to Senior Vice President. Chief Financial Officer and Treasurer on February 29, 2012.
(4)	The option vests in 48 equal monthly installments beginning on February 29, 2012.
(5)	Dr. Standring was promoted to Executive Vice President and Chief Scientific Officer in February 2011. Prior to such appointment, he served as Executive Vice President, Biology.

Additional information regarding compensation of executive officers will be included in the Company’s proxy statement to be filed in connection with its 2012 Annual Meeting of Stockholders to be held on June 7, 2012.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release, dated March 1, 2012, issued by Idenix Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: March 6, 2012	By:	/s/ Maria Stahl
Maria Stahl
Senior Vice President and General Counsel